Nasdaq : NURO Shai N. Gozani, MD, PhD Tom Higgins President & CEO Chief Financial Officer December 2016 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333 - 207566 Dated November 23, 2016

2 Free Writing Prospectus NeuroMetrix , Inc. is providing this presentation which highlights basic information about the Company and the offering to which this communication relates. Because it is a summary, it does not contain all the information that should be considered before investing in our securities. We have filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. The registration statement has not yet become effective. Before investing, you should read the prospectus in the registration statement, including the risk factors described therein, and the other documents we have filed with the SEC for more complete information about the Company and the offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the Company or the exclusive placement agent for the offering will arrange to send you the prospectus and/or any supplements thereto if you contact H.C.Wainwright & Co., 430 Park Avenue, New York, New York, 10022, e - mail placements@hcwco.com

Safe Harbor Statement The statements contained in this corporate presentation include forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements regarding our or our management ’ s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “ believe, ” “ may, ” “ will, ” “ estimate, ” “ continue, ” “ anticipate, ” “ intend, ” “ expect, ” “ plan ” and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking. The forward - looking statements contained in this corporate presentation, including those related to Quell Business Model, are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward - looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements. Such forward - looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “ Risk Factors ” of the Company ’ s most recent Annual Report on Form 10 - K and of the prospectus included with our registration statement, and subsequent Quarterly Reports on Form 10 - Q, as well as other documents that we may file from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary from those projected in these forward - looking statements. We undertake no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. 3 3 NeuroMetrix, Inc. ©2016

Equity Offering Overview • Issuer: • Exchange: • Offering Size • Securities Offered • Use of Proceeds: • Placement Agent: • NeuroMetrix , Inc • Nasdaq: NURO • $30.0 million • Class A Units – one share of common stock and a warrant to purchase one share of common stock at an exercise price of 110% of the Class A unit price • Class B Units – one share of Series E convertible preferred stock convertible into common stock at the public offering price of the Class A units, and the equivalent number of warrants as would have been issued if Class A units had been purchased • Quell advertising and promotion • Quell product innovation and cost reduction • General corporate purposes • Repurchase Series D convertible preferred shares • H.C.Wainwright & Co., LLC 4

Overview • Boston based healthcare company • Founded in 1996 as spin - off from MIT • Integrate bioelectrical and digital medicine to address chronic disease • Industry leading R&D capabilities • Experienced commercialization team • Market a first - in - class over - the - counter wearable device to treat chronic pain • High margin point - of - care diagnostic business 5 NeuroMetrix , Inc. ©2016

Commercial Product Portfolio Deep Technology & Market Foundation 6 Neuro - Diagnostics Neuro - Therapeutics ADVANCE™ Launched 2008 Winding down (orthopedics, diabetes) DPNCheck ® Launched 2012 (diabetes) SENSUS® Launched 2013 Winding down (chronic pain) Quell® Launched 2015 (chronic pain) Quell 59% DPNCheck 21% Legacy 20% 2016 YTD Revenue ($8.3M) 6 NeuroMetrix , Inc. ©2016

Chronic Pain Market Large Opportunity with Many Unmet Needs • 100M US adults, 1.5B worldwide – Low back pain, arthritis, diabetic nerve pain, fibromyalgia, cancer, CRPS, PHN, neck pain, facial pain • $600B annual cost in US 1 • $35B global market 2 • $20B annual out - of - pocket spending in US 3 • Over 200M opioid prescriptions in 2013 4 • Unmet needs of chronic pain sufferers 5 – 51% little or no control over their pain – 59% impacts their overall enjoyment of life – 77% depressed – 86% unable to sleep well 7 NeuroMetrix, Inc. ©2016 Note 1. Gaskin et al. 2012. Note 2. Global market for pain management drugs and devices was valued at $35.4 billion in 2012. BCC Research LLC. Note 3. Nahin et al. 2015. Note 4. National Institute of Drug Abuse. Note 5. 2006 Voices of Chronic Pain Survey (American Pain Foundation). © 2016 PAIN Exhibit, Inc.

Quell TV Commercial 8 NeuroMetrix, Inc. ©2016

Quell Wearable Pain Relief Technology Widespread Chronic Pain Relief without Side Effects • High - power wearable neurostimulator • Fully automated intelligent stimulation control • Integrated digital health monitoring • Connected device • Rechargeable Lithium - Polymer (3 - 7 days) • Class II medical device, FDA 510(k) cleared • Long - life electrode • Rated for 2 weeks and 100 hours • Sports band to keep Quell in optimal position • Supports day and night use 9 NeuroMetrix, Inc. ©2016

10 Mobile and Digital Medicine Strategy Enhance User Experience • iOS and Android apps • Quell app enhances user experience – Interactive therapy dashboard – Real - time control of device – Customize device settings – Therapy, sleep, activity, and pain monitoring – Electrode management & purchasing – Real - time instruction • Quell app synchronizes with Quell Health Cloud – Secure database – 2M+ hours of therapy data accumulated, several presentations at major health conferences – Will eventually push therapeutic and health tips to Quell users NeuroMetrix , Inc. ©2016

Quell Business Model Devices Create Recurring Revenue Stream Electrodes: $29.95 (2 per package) Recurring Revenue Revenue Per User Every Three Months Every Month Year 1 $370 $610 Year 2+ $120 $360 Reorder Rate Starter Kit: $249 (device, 1 electrode package, sports band) 11 NeuroMetrix, Inc. ©2016

Market Opportunity of 19M Chronic Pain Sufferers

NEUROMetrix

100M



19M

Prevalence of chronic pain in US

- Not migraine or headache
- 40+ years of age
- $75K+ household income
- College educated
- Active
- Want to minimize use of medications

Quell market opportunity

Note. Market opportunity estimate independently developed by Connelly Partners (Boston, MA) using Nielsen MRI data. 2016.

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North America Quell Distribution 13 Consumer Professional e - commerce Retail (1500 stores) TV QuellRelief.com Chiro /PT Direct WBC Group NeuroMetrix, Inc. ©2016 Physicians Institutional (VA)

Quell Demonstrating Consistent Growth 14 NeuroMetrix, Inc. ©2016 $602 $985 $1,478 $1,703 $2,534 $2,900 0 500 1000 1500 2000 2500 3000 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Invoiced Sales GAAP Revenue Deferred Revenue Sales & Revenue ($1000s) 2,607 4,514 6,675 8,138 11,201 12,086 0 2000 4000 6000 8000 10000 12000 14000 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Shipments Net of Returns 2,674 5,472 6,760 8,038 10,237 14,391 0 4000 8000 12000 16000 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Devices (45K Shipped) Electrode Reorders Launch Retail Launch

Consumers Report Positive Experience With Quell 15 NeuroMetrix, Inc. ©2016 1 2 3 4 5 >100 Reviews <100 Reviews Expected 2 Note 1. Tabulated August 27, 2016 Note 2. Expected average rating based on clinical efficacy and return rate (75% with 4 or 5 stars and 25% with 1 or 2 stars). Average Customer Satisfaction Rating of 1 to 5 Stars 868 Online Reviews 1

Quell Provides Therapeutic Benefit to 70 - 80% of Subjects • 81% of subjects reported improvement in chronic pain • 67% of subjects reported reduction in pain medication use 16 NeuroMetrix, Inc. ©2016 Gozani. Fixed - Site High - Frequency Transcutaneous Electrical Nerve Stimulation for Treatment of Chronic Low Back and Lower Extremity Pain. Journal of Pain Research 2016.

NEUROMetrix

Quell has a Strong Competitive Position

Benefits	Quell®	OTC TENS[1]	OTC Internal Analgesics[2]	OTC External Analgesics[3]	Non-narcotic Pain Meds[4]	Opioid Pain Meds[5]
Treats Chronic Pain	■	+/-	+/-	+/-	■	■
Multi-Site Pain Relief	■		■		■	■
Nighttime Pain Relief	■		■		■	■
No Major Side Effects	■	■		■		
No Addiction Potential	■	■	■	■	■	
Smartphone Enhanced	■					
Digital Medicine Integration	■					
Available without Prescription	■	■	■	■		

Note 1. Retail leaders are Sanofi IcyHot Smart Relief and Bayer Aleve Direct Therapy
Note 2. Non-steroidal anti-inflammatory drugs, acetaminophen, aspirin, etc.
Note 3. Analgesic patches and creams
Note 4. Gabapentin, pregabalin, duloxetine, amitriptyline, etc.
Note 5. Hydrocodone, oxycodone, meperidine, etc.

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Intellectual Property • 45 issued U.S. patents • 3 issued foreign patents • 34 pending patent applications – 17 U.S. applications – 17 foreign national applications • Wearable therapeutic technology (Quell) – 2 issued utility patents (US 8,948,876 and US 9,474,898) – 3 issued design patents – 30 pending utility and design patent applications • Point - of - care nerve testing ( DPNCheck ) – 1 issued utility patent (US 9,173,581 ) – 2 issued foreign patents – 2 pending utility patent applications 18 18 NeuroMetrix, Inc. ©2016

Growth Strategy • Expand retail distribution – Build on presence in pharmacy (CVS, Walgreens) and mass merchandisers (Target) – Move into new retail categories (electronics, club) • Product innovation – Aggressive product road - map, next product launch at CES 2017 – Decrease COGS, improve usability, digital medicine functionality • Strategic partnerships – Marketing and distribution alliances – OUS licensing and distribution • International expansion – Europe, Japan • Build supportive clinical data – Grow presence within academic centers and physician community • Monetize DPNCheck business 19 NeuroMetrix , Inc. ©2016

Financials 20 NeuroMetrix , Inc. ©2016 Outstanding 5,318,273 Preferred, as-converted 10,892,929 16,211,202 Recent Closing Price $1.27 Market Value $20,588,227 Market Valuation (Nov 21, 2016) ($000's) Q3 2016 Q2 2016 Q1 2016 2015 2014 2013 Revenue $3,389 $2,647 $2,275 $7,300 $5,513 $5,279 - Quell $2,086 $1,635 $1,206 $2,091 $0 $0 - Diagnostics $783 $451 $477 $2,293 $1,804 $1,259 - Legacy Products $520 $560 $590 $2,916 $3,709 $4,020 Margin 40.1% 40.6% 34.8% 45.9% 53.4% 58.4% OPEX $5,328 $5,252 $4,989 $16,625 $11,714 $10,443 Cash Usage $3,762 $4,204 $3,647 $13,694 $7,906 $6,641 - Cash $7,568 $11,330 $8,740 $12,463 $9,222 $9,196 - Debt none none none none none none 2015 Financial Highlights (000's)

Shai N. Gozani, MD., PhD. President, CEO and Founder Thomas T. Higgins SVP and CFO Frank McGillin SVP and General Manager, Consumer Management Team 21 NeuroMetrix, Inc. ©2016 • Extensive public company CFO experience • Strong operational background • 20+ years consumer health care experience • Deep sales, marketing and operational background • 10+ years public company CEO • Background in medicine, engineering and neuroscience

Investment Highlights • Commercial stage healthcare company combining bioelectrical and digital medicine to address chronic disease • Market a first - in - class over - the - counter wearable device to treat chronic pain • Razor/razor - blade business model with good sales growth in first 6 quarters • Profitable point - of - care diagnostic business that may be monetized • Experienced management team 22 NeuroMetrix, Inc. ©2016